EXECUTION COPY

Exhibit 10.48

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

COMMERCIAL PAYMENT PURCHASE AGREEMENT

dated as of October 6, 2021

between

Affitech Research AS, as Seller,

and

XOMA (US) LLC, as Purchaser

COMMERCIAL PAYMENT PURCHASE AGREEMENT

This COMMERCIAL PAYMENT PURCHASE AGREEMENT (this “Agreement”), dated as of October 6, 2021 (the “Effective Date”), is between AFFITECH RESEARCH AS (formerly known as Affitech AS), a Norwegian company with the organization number 976 567 900, with their office and place of business at Lillogata SM, 0484 Oslo, Norway (“Seller” or “Assignor”), and XOMA (US) LLC, a Delaware limited liability company with its principal place of business at 2200 Powell Street, Suite 310, Emeryville, California 94608 (“Purchaser” or “Assignee”).

W I T N E S E T H:

WHEREAS, Seller and its Affiliates (collectively, “Affitech”) on the one hand, and F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche Little Falls”; Roche Basel and Roche Little Falls together referred to as “Roche”) on the other hand, were parties to that certain Research and License Agreement effective as of May 4, 2007 (the “Roche License Agreement”), pursuant to which Affitech performed certain research and granted Roche certain rights and licenses;

WHEREAS, pursuant to that certain Asset Purchase Agreement, effective as of December 14, 2020, by and between Affitech and Roche (the “Roche APA”), the parties thereto terminated and superseded the Roche License Agreement, and, among other matters, Affitech sold to Roche certain assets and granted to Roche certain rights and licenses in exchange for certain payments to be made by Roche to Affitech or its assignee;

WHEREAS, Seller has [*] (as defined in the Roche APA) under the Roche APA and provided written notice and instructions to Roche as required thereunder and, as a result, is entitled to receive such payments in the amount of 0.5% of Net Sales of Products, pursuant to and subject to the terms and conditions of the Roche APA;

WHEREAS, Seller now desires to sell, assign, transfer, convey and grant to Purchaser, free and clear of all Liens (as defined below), and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Commercial Payments (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (each a “Party,” and collectively, the “Parties”) covenant and agree as follows:

Article I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms. The following terms, as used herein, shall have the following respective meanings.  Capitalized terms used but not defined in this Agreement shall have the meaning given to them or referenced in the Assignment Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Affitech” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Assigned Commercial Payments” has the meaning set forth in the Assignment Agreement.

“Assignment Agreement” means the Assignment Agreement executed by Roche, Seller and Purchaser, substantially in the form attached hereto as Exhibit 1.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within ninety (90) days thereof.

“Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by Seller and Purchaser substantially in the form attached hereto as Exhibit 2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to remain closed.

“CDA” has the meaning set forth in Section 7.9.

“Closing” has the meaning set forth in Section 2.5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Closing Date” has the meaning set forth in Section 2.5.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Dollar” or the sign “$” means United States dollars.

“EMA” shall mean the European Medicines Agency and any successor agency thereto.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, self-regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA, the EMA and any other government authority in any jurisdiction.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or other liability or performance of an obligation, including any conditional sale or any sale with recourse.

“Net Sales” has the meaning given to it in the Assignment Agreement.

“Party” and “Parties” has the meaning set forth in the preamble.

“Payment Period” has the meaning given to it in the Assignment Agreement.

“Permitted Liens” means any Liens created, permitted or required by the Transaction Documents in favor of Purchaser or its Affiliates.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product” has the meaning given to it in the Assignment Agreement.

“Product Approval” means, with respect to the Product for a particular indication, a successful biologics license application (BLA) or new drug application (NDA) approval by the FDA or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

marketing authorization application (MAA) grant by the EMA, as applicable, of the Product for such indication, the official approval of which is required before any lawful commercial sale or marketing of the Product for such indication.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Commercial Payments” or “Purchased Assets” means all of Seller’s rights under the Roche APA to receive or obtain:

(a) 0.50% of Nets Sales of all Products during the applicable Payment Period in all countries payable by Roche pursuant to Section [*] of the Roche APA (a monetary claim (Nw. enkelt pengekrav) under Norwegian law) and Section [*] of the Assignment Agreement at the times set forth in the Assignment Agreement and all of Sellers’ entire right to receive payment of all such amounts (including the right to receive [*] under the Roche APA and the rights assigned to Purchaser pursuant to the Assignment Agreement), in each case, (i) regardless of how Roche and/or Affitech characterize such payments or consideration and (ii) without reduction, deduction or other Set-off, including any such reduction, deduction or other Set-off [*] (such as those relating to [*]), subject to the terms of the Assignment Agreement.
(b) all accounts evidencing the rights to the payments and amounts described in clause (a) above;
(c) all proceeds of any of the foregoing; and
(d) all of Seller’s rights under [*] and [*] of the Roche APA, in each case to the extent pertaining to the Assigned Commercial Payments including the right to enforce such rights directly against Roche.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means Purchaser’s deposit account with Silicon Valley Bank which account Purchaser may change from time to time by furnishing written notice to Roche.

“Roche” has the meaning set forth in the recitals.

“Roche Basel” has the meaning set forth in the recitals.

“Roche Little Falls” has the meaning set forth in the recitals.

“Roche APA” has the meaning set forth in the recitals.

“Roche License Agreement” has the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the Seller’s account with DB Norway which account Seller may change from time to time by furnishing written notice to Purchaser.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Set-off” means any set-off, off-set, rescission, counterclaim, credit, reduction, or deduction, including any of the foregoing resulting from Seller’s breach of the Roche License Agreement, Roche APA, or the Assignment Agreement.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” shall mean any Person other than Seller or Purchaser or their respective Affiliates.

“Transaction Documents” means this Agreement, the Settlement Agreement (as defined in the Assignment Agreement), the Assignment Agreement, the Bill of Sale, and the CDA.

“U.S.” or “United States” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

Section 1.2Rules of Construction. Unless the context otherwise requires, in this Agreement:
(a)A term has the meaning assigned to it, and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
(e)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(h)The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(i)The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(j)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”
(k)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day; unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
(l)Any reference herein to a term that is defined by reference to its meaning in the Roche APA shall refer to such term’s meaning in the Roche APA as in existence on the date hereof.
Article II
PURCHASE AND SALE OF THE PURCHASED COMMERCIAL PAYMENTS
Section 2.1Purchase and Sale.
(a)Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Purchased Commercial Payments, free and clear of any and all Liens, other than Permitted Liens. Seller and Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Purchased Commercial Payments under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by Seller to Purchaser of the Purchased Commercial Payments and that such assignment and sale shall provide Purchaser with the full benefits of ownership and as purchaser of the Purchased Commercial Payments. Neither Seller nor Purchaser intends the transactions contemplated under the Transaction Documents to be, or for any purpose to be characterized as, a loan from Purchaser to Seller or a pledge. Seller waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Seller to Purchaser of the Purchased Commercial Payments under Applicable Law, which waiver shall be enforceable against Seller in any Bankruptcy Event in respect of Seller.
(b)The Parties further acknowledge and agree that the Purchased Commercial Payments and the sale, assignment, transfer and conveyance thereof under this Agreement fully

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

comply with and do not violate any Applicable Law and that they will not contest the validity or enforceability of the Purchased Commercial Payments thereunder.  Without limiting the foregoing, each Party represents and warrants to the other Party that, to the best of its knowledge, all such payment obligations and the sale and assignment thereof, as contemplated herein and as described in the Assignment Agreement, are fully enforceable against the Parties and the parties thereto under all such Applicable Law.  To the fullest extent possible under Applicable Law, Seller waives any right to contest or otherwise assert that any such payment obligations or the sale, assignment, transfer and conveyance of the Purchased Commercial Payments under this Agreement fail to comply with, violate, or are otherwise unenforceable under Applicable Law, which waiver shall be enforceable against Seller in any Bankruptcy Event in respect of Seller.
Section 2.2Purchase Price. In full consideration for the sale, assignment, transfer and conveyance of the Purchased Commercial Payments, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller, or Seller’s designee the following amount(s) (the “Purchase Price”):
(a)on the Closing Date, the sum of Six Million Dollars ($6,000,000), in immediately available funds by wire transfer to Seller Account (“Initial Payment”);
(b)the following one-time milestone payments within [*] Business Days from the first achievement of the corresponding milestone event specified below (collectively, the “Affitech Milestone Payments”):
(i)Product Approvals:
Milestone Event achieved by Roche	Affitech Milestone Payment
Product Approval in the U.S. of the Product for a first (1st) indication by FDA	Two million, five hundred thousand Dollars ($2,500,000 USD)
[*]	[*]
Product Approval in the U.S. of the Product for a second (2nd) indication by FDA	Two million, five hundred thousand Dollars ($2,500,000 USD)
[*]	[*]
Total Affitech Milestone Payments possible under this Section 2.2(b)(i):	[*]

(ii)Sales-Based Milestones: Purchaser shall pay to Seller out of its receipts of the Assigned Commercial Payments from Roche a one-time, sales-based milestone payment, within [*] Business Days from the end of the applicable Calendar Year, following the first achievement by Roche of annual Net Sales of the Product in a given Calendar Year (“Annual Net Sales”) that exceed each of the following thresholds in such Calendar Year (each, the “Annual Net Sales Threshold”):

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Annual Net Sales Threshold	Affitech Milestone Payment
First Calendar Year ending on or before [*] in which Roche’s Annual Net Sales of the Product exceed [*] in such Calendar Year*	[*]
First Calendar Year in which Roche’s Annual Net Sales of the Product exceed [*] in such Calendar Year	[*]
First Calendar Year in which Roche’s Annual Net Sales of the Product exceed [*] in such Calendar Year	[*]
First Calendar Year in which Roche’s Annual Net Sales of the Product exceed [*] in such Calendar Year	[*]
Total Affitech Milestone Payments possible under this Section 2.2(b)(ii):	[*]

*If the first Annual Net Sales Threshold set forth in the table above is not achieved in a given Calendar Year prior to [*], the corresponding first Affitech Milestone Payment of [*] shall terminate and shall not be payable (regardless of whether the corresponding Annual Net Sales threshold is later achieved), although other Affitech Milestone Payments set forth above remain eligible to become payable upon achievement of the Annual Net Sales thresholds corresponding to such other Affitech Milestone Payments as otherwise required in this Section 2.2(b).

For clarity, each of the foregoing Affitech Milestone Payments shall only be paid once, regardless of whether such Annual Net Sales Threshold is subsequently achieved in a future Calendar Year.  In the event that more than one of the foregoing Annual Net Sales Thresholds is first achieved in a single Calendar Year, then the corresponding sales-based Affitech Milestone Payment for each such milestone event shall be payable to Seller hereunder.

Section 2.3No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Commercial Payments and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown (including any liability or obligation of Seller under the Roche License Agreement, the Roche APA, or the Assignment Agreement and any payments required to be made to Third Parties). All such liabilities and obligations shall be retained by and remain liabilities and obligations of Seller or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.4Excluded Assets. Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or rights, contract or otherwise, of Seller other than the Purchased Commercial Payments.
Section 2.5Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place remotely simultaneously with the execution and delivery of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement via electronic delivery of the executed Transaction Documents and other deliverables. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.6Closing Deliverables of Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(a)this Agreement executed by Seller;
(b)the Bill of Sale executed by Seller;
(c)the Assignment Agreement duly executed by Roche and Seller;
Section 2.7Closing Deliverables of Purchaser. At the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following:
(a)this Agreement executed by Purchaser;
(b)the Bill of Sale executed by Purchaser;
(c)the Assignment Agreement duly executed by Purchaser; and
(d)the Initial Payment in accordance with Section 2.2(a).
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 3.1Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Norway and has all necessary power and authority, and all licenses, permits, franchises, authorizations, consents and approvals, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Roche APA and the Transaction Documents. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law.
Section 3.2Solvency. Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of Seller’s property and assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities; (b) the present fair saleable value of Seller’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured; (c) Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent liabilities, as they mature; (d) Seller will not be rendered insolvent, will not have unreasonably

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

small capital with which to engage in its business and will not be unable to pay its debts as they mature; (e) Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured; (f) Seller will not have become subject to any Bankruptcy Event; (g) after the Closing, Seller will have enough capital to operate its business for at least one (1) year following the Closing; and (h) Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Seller or, to the knowledge of Seller, any other Person to make Seller subject to a Bankruptcy Event,

Section 3.3Taxes; No Liens or Conflicts. Seller has paid all Taxes required to be paid by it, except for any such Taxes that are not yet due or delinquent, and there are no unpaid Taxes or other amounts due by Seller to any taxing authority. There are no Liens for Taxes upon the Purchased Commercial Payments or any of Seller’s assets. Without limiting the foregoing, the Purchased Commercial Payments are free and clear of all Liens (other than Permitted Liens), and upon the sale, assignment, transfer and conveyance by Seller of the Purchased Commercial Payments to Purchaser, Purchaser shall acquire good, valid and marketable title to and rights as owner of the Purchased Commercial Payments free and clear of all Liens (other than Permitted Liens). None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default, give any Person the right to exercise any remedy or obtain any additional rights under any term or provision of (a) any contract, agreement, commitment, or obligation to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective assets or properties is bound or committed or (b) any of the organizational documents of Seller.
Section 3.4Roche APA.  Neither Seller, and to the knowledge of Seller, nor Roche are in breach or violation of or in default under or have previously been in breach or violation of or in default under, the Roche APA. Nothing in the redacted portions of the Roche APA will adversely affect the Purchaser’s right to receive the Assigned Commercial Payments.  Seller has not received or sent any notice (i) regarding the termination, breach, default or violation of, or the intention to terminate, breach, default, or violate, the Roche APA, in whole or in part, (ii) that any event has occurred that, with notice or the passage of time or both, would constitute a default under the Roche APA, (iii) challenging the legality, validity or enforceability of the Roche APA or Roche’s obligation [*] thereunder, or (iv) asserting that Seller or Roche is in default of their obligations thereunder. To the knowledge of Seller, no event has occurred that, with notice or the passage of time or both, would (1) give Roche the right to refuse to [*] thereunder, (2) give Roche or Seller the right to terminate the Roche APA, or (3) constitute or give rise to any breach or default in the performance of the Roche APA by Seller or Roche. Without limiting the foregoing, Seller has completed [*] under the Roche APA and the Roche License Agreement and has fully complied with all such obligations under the Roche APA and the Roche License Agreement, including (A) completing [*] (as defined in the Roche APA) under Section [*] of the Roche APA, (B) providing [*] in connection with the [*], providing [*] relating to [*] and [*] as required under Section [*] of the Roche APA, (C) completing [*] (as defined in the Roche APA) and [*] as required under Section [*] of the Roche APA.  Seller has [*] and provided proper and timely notice and instructions to Roche [*] and [*], in each instance, consistent with the terms and conditions of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Roche APA, including Section [*] thereof. For the avoidance of doubt, Purchaser acknowledges that the Assigned Commercial Payments, and Roche’s obligations to make such payments, are subject to the terms and conditions of the Roche APA and the Assignment Agreement. For example, Roche may (i) cease the development and/or commercial activities with regard to the Product, and/or (ii) not make a filing of a BLA for the Product or (iii) not launch the Product, in which case the Assigned Commercial Payments would not accrue.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Transaction Documents. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification or good standing is required by Applicable Law.
Section 4.2Solvency. Purchaser has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Purchaser’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Prior to and upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the present fair saleable value of Purchaser’s property and assets will be greater than the sum of its debts, liabilities and other obligations; (b) the present fair saleable value of Purchaser’s property and assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, as they become absolute and matured; (c) Purchaser will be able to realize upon its assets and pay its debts, liabilities and other obligations, as they mature; (d) Purchaser will not be rendered insolvent and will not be unable to pay its debts as they mature; (e) Purchaser has not incurred, will not incur and does not have any present plans or intentions to incur debts, liabilities or other obligations beyond its ability to pay such debts, liabilities or other obligations as they become absolute and matured; (f) Purchaser will not have become subject to any Bankruptcy Event; (g) after the Closing, Purchaser will have enough capital to operate its business for at least one (1) year following the Closing; and (h) Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Purchaser or, to the knowledge of Purchaser, any other Person to make Purchaser subject to a Bankruptcy Event.
Section 4.3No Conflicts. None of the execution and delivery by Purchaser of any of the Transaction Documents, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will contravene, conflict with, result in a breach, violation,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

cancellation or termination of, constitute a default, give any Person the right to exercise any remedy or obtain any additional rights under any term or provision of (a) any contract, agreement, commitment, or obligation to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates or any of their respective assets or properties is bound or committed or (b) any of the organizational documents of Purchaser.

Section 4.4No Broker.  There is no broker, finder, investment banker, financial advisor or other Person acting or who has acted on behalf of Purchaser or its Affiliates, who is entitled to receive any brokerage, finder’s or financial advisory fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Article V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1Commercially Reasonable Efforts; Further Assurances.
(a)Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by the Transaction Documents to which Seller or Purchaser, as applicable, is party, including to (i) effect the sale, assignment, transfer and conveyance of the Purchased Commercial Payments to Purchaser pursuant to this Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other Party, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which Seller or Purchaser, as applicable, is party, and (iii) enable the other Party to exercise or enforce any of its rights under the Transaction Documents.
(b)Each Party shall comply with all Applicable Laws with respect to the Transaction Documents, their respective performance thereunder and the transactions pursuant thereto.
(c)Neither Party shall enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in each case that would (i) conflict with the Transaction Documents or the assignments made, rights granted or obligations to be performed by it thereunder, (ii) impair the other Party’s ability to perform its obligations under the Transaction Documents, or (iii) serve or operate to limit, circumscribe or impair any of the other Party’s rights under the Transaction Documents (or the other Party’s ability to exercise any such rights).
Section 5.2Non-Impairment of Purchaser’s Rights. Seller shall not, without the prior written consent of Purchaser, (i) forgive, release or reduce any amount, or delay or postpone any amount, owed to Seller or Purchaser relating to the Purchased Commercial Payments or take  any action inconsistent with or that otherwise impairs any right of Purchaser to receive the full benefit and payment in full of the Purchased Commercial Payments as contemplated herein or as otherwise contemplated in the Assignment Agreement (including to perform and comply in all respects with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

its duties and obligations under the Roche APA), (ii) waive, amend, cancel, terminate or fail to terminate any material rights constituting or relating to the Purchased Commercial Payments, nor (iii) withhold any consent, grant any consent, exercise or waive (or fail to exercise or waive) any right or option, send (or refrain from sending) any notice, or take or fail to take any action in respect of, affecting or relating to the Purchased Commercial Payments.
Section 5.3Existence. Seller shall (a) preserve and maintain its existence, (b) preserve and maintain its rights, franchises and privileges, and (c) qualify and remain qualified in good standing in each jurisdiction in which it is organized or qualified to do business for at least [*] following the Closing.
Article VI
Payments; Damages
Section 6.1Payments.
(a)General.
(i)In accordance with this Agreement and the Assignment Agreement, Purchaser has the right to directly receive all Purchased Commercial Payments to the Purchaser Account.  Without limiting the foregoing, the Parties intend that Seller and Roche shall follow the payment instructions set forth in the Assignment Agreement.
(ii)Upon execution of the Assignment Agreement, Purchaser will be solely responsible to collect payment of the Purchased Commercial Payments from the payor pursuant to the Assignment Agreement.  Without limiting the foregoing, other than Seller’s performance of its obligations under this Agreement and the Assignment Agreement, Seller has no obligation with respect to the payment or non-payment of the Purchased Commercial Payments to Purchaser by Roche, and Purchaser understands that the accrual of the Purchased Commercial Payments are subject to the conditions set forth in the Roche APA and the Assignment Agreement, as applicable.
(iii)Purchaser shall make all payments required to be made by it to Seller pursuant to this Agreement by wire transfer of immediately available funds.
(iv)Purchaser shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Applicable Law relating to Tax. To the extent that any amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect to which such deduction and withholding were made; provided that Purchaser must (1) promptly furnish to Seller evidence of any and all such amounts withheld and/or deducted and payments thereof and (2) provide full cooperation with Seller to reduce or avoid any withholding.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)Erroneous Payments.
(i)If Roche or any other Person (notwithstanding the terms of the Assignment Agreement (as applicable) or any other payment instructions specified by Purchaser from time to time) makes any payment in respect of the Purchased Commercial Payments that is owed to Purchaser as a Purchased Commercial Payment hereunder, to Seller (or to any of its Affiliates) instead of to Purchaser, then (1) Seller shall hold (or cause such Affiliate to hold) such payment in trust for the sole benefit of Purchaser; (2) Seller (or such Affiliate) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon; and (3) Seller (or such Affiliate) promptly, and in any event no later than [*] Business Days following the receipt by Seller (or such Affiliate) of such payment, shall remit, or cause to be remitted, an amount equal to such payment to the Purchaser Account, without Set-off, by wire transfer of immediately available funds, in the exact form received with all necessary endorsements.
(ii)If Roche takes (1) any Set-off in full or partial satisfaction of a judgment against Seller or a settlement with Seller, (2) any Set-off resulting from Seller’s breach of the Roche APA or this Agreement for which Roche may otherwise be entitled to take or claim based on Seller’s breach of the Roche APA, or the Assignment Agreement, as applicable, or (3) any other Set-off based on other amounts Seller allegedly owes Roche, in any case where such Set-off has the effect of reducing the amount of any Commercial Payment otherwise required to be paid by Roche to Purchaser pursuant to the Assignment Agreement, then, without limiting any other rights or remedies of Purchaser, Purchaser shall have the right to credit and set-off against any Affitech Milestone Payments otherwise payable under Section 2.2 the amount of any such Set-off taken by Roche.
(iii)If Seller fails to timely comply with its obligations under the foregoing clause (i), then all amounts not timely paid by the due date provided therein shall accrue interest from and including the date such amount was due through but excluding the date such payment in full (together with all interest thereon) is made to Purchaser, at a rate, calculated on a 365-day or 366-day basis, as applicable, equal to the then-current prime rate of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.markets.wsj.com) plus [*], compounded annually, not to exceed the maximum interest that may be charged under Applicable Law.
(c)Seller shall not attempt to revoke, amend, modify, supplement, restate, waive, cancel or terminate the executed Assignment Agreement or the Roche APA without the prior written consent of Purchaser.
Article VII
MISCELLANEOUS
Section 7.1Termination. This Agreement shall terminate six (6) months following the full payment and satisfaction of any amounts due to the Purchaser under the Roche APA, the Assignment Agreement and this Agreement and receipt by Purchaser of all payments of the Purchased Commercial Payments to which it is entitled pursuant to the terms of this Agreement. In the event of the termination of this Agreement pursuant to this Section 7.1, this Agreement shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Purchased Commercial Payments or other monetary payment on account of the Purchased Commercial Payments, or remain outstanding pursuant to the terms of this Agreement. Notwithstanding the foregoing, (a) Article I, Section 5.3, Article VI, and Article VII shall survive such termination; and (b) other than with respect to the surviving provisions enumerated in clause (a), there shall be no liability on the part of any Party, any of its Affiliates or Controlling Persons or any of their respective officers, directors, equity-holders, debtholders, members, partners, Controlling Persons, managers, agents or employees, other than as provided for in this Section 7.1. Nothing contained in this Section 7.1 shall relieve any Party from liability for any breach of this Agreement that occurs prior to such termination, which liability shall survive such termination.
Section 7.2Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate or other written documentation delivered pursuant thereto shall survive the Closing and shall continue in full force and effect, and any Party shall be entitled to recover any losses related thereto until the termination of this Agreement pursuant to Section 7.1 hereof.
Section 7.3Specific Performance; Equitable Relief. Each of the Parties acknowledges that the other Party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement and to pursue any other equitable remedies including injunction. Each of the Parties may pursue such specific performance or other equitable remedies without going through any of the procedures set forth in Article VI.
Section 7.4Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through registered, certified or first-class mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the Party to which sent, or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in each case confirmed in writing as above with a copy emailed and addressed to the recipient as follows:

if to Seller, to:

Affitech Research AS

Lillogata 5M

0484 Oslo

Norway

Attn: Managing Director

Email: [*]

with a copy to (which shall not constitute notice):

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Actigen Ltd

St. John’s Innovation Centre

Cowley Road, Cambridge

CB4 0WS

United Kingdom

Attn: Managing Director

if to Purchaser, to:

XOMA (US) LLC
2200 Powell Street, Suite 310
Emeryville, CA 94608
Attention: Legal Department
Telephone: [*]
Facsimile: [*]
Email: [*]

with a copy to (which shall not constitute notice):

Paul Hastings LLP
4747 Executive Drive
Twelfth Floor
San Diego, CA 92121
Attention: Deyan Spiridonov
Telephone: (858) 458-3000
Email: spiri@paulhastings.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 7.5Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in the penultimate sentence of this Section 7.5, Seller shall not be entitled to transfer or assign (including by merger, consolidation, operation of law or otherwise) any of Seller’s obligations and rights under this Agreement, without the written consent of the Purchaser. Purchaser may assign any of its rights to receive the Purchased Commercial Payments hereunder, in whole or in part, to any Third Party, subject to the terms of the Assignment Agreement. Purchaser shall give notice of any such assignment to Seller promptly after the occurrence thereof. Notwithstanding the foregoing, either Party may, except that in the case of Seller not before the first anniversary of the Effective Date, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to (1) an Affiliate or (2) an entity that acquires all or substantially all of the business or assets of the assigning party to which this Agreement pertains in connection with (i) the transfer or sale of all or substantially all of its business, or (ii) in the event of its merger, consolidation, change in control or similar transaction, in the case of each of (i) and (ii), if and only if any such permitted assignee assumes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

unconditionally in a written document all obligations of its assignor under this Agreement and delivers to the non-assigning Party such written document at least [*] Business Days prior to the consummation of the applicable transaction.  Any purported assignment in violation of this Section 7.5 shall be null and void ab initio.

Section 7.6Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Authority.
Section 7.7Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference), the CDA, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (except for the CDA), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties and the other Persons referenced in Article VI any rights or remedies hereunder.
Section 7.8Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of a court with applicable jurisdiction located in the Southern District of New York located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court located in the Southern District of New York in the Borough of Manhattan. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 7.8. Each of the Parties hereby irrevocably waives, to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 7.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.
Section 7.9Confidentiality. All Confidential Information (as defined in that certain Mutual Confidentiality Agreement, effective as of [*], by and between the Parties (the “CDA”)) exchanged by the Parties for purposes of fulfilling this Agreement, shall remain in the ownership of the originating Party, shall be considered and be maintained as Confidential Information as specified in the CDA, the terms and conditions of which are hereby incorporated herein by reference in their entirety and made part of this Agreement. The Parties agree that the Parties are and shall be subject to the terms and conditions of the CDA as applied to all such Confidential Information exchanged by the Parties for purposes of fulfilling this Agreement, which terms and conditions shall continue to apply hereunder and run concurrently with the term of this Agreement and for a period of [*] years thereafter.  Notwithstanding the foregoing, the terms and conditions of the CDA as incorporated herein are expressly amended to further include the obligation to use Confidential Information only for the purpose of fulfilling obligations hereunder, and shall not otherwise be used for the benefit of the Party receiving Confidential Information or for the benefit of a Third Party without prior written approval from the Party disclosing the Confidential Information.
Section 7.10Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 7.11Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.
Section 7.12Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 7.13Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.
Section 7.14Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 7.15No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against the drafting party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Affitech Research AS

By:  /s/ Michael Braunagel
Name: Michael Braunagel
Title: Managing Director

XOMA (US) LLC

By: /s/ Jim Neal
Name: Jim Neal
Title: Chief Executive Officer

Exhibit List

Exhibit A: Form of Assignment Agreement

Exhibit B: Bill of Sale

Exhibit C: Roche APA

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.